Exhibit 10.1    ACQUISITION AGREEMENT OF C.H.U. INSURANCE AGENCY ON SEPTEMBER 24, 2002

This Asset Purchase Agreement (“Agreement”) is made and entered into as of the 24th day of September, 2002 (the “Closing Date”), by and among AUGUST INSURANCE AGENCY, INC. a Massachusetts corporation with its principal place of business at 150 Lincoln Street, Boston, MA 02111 (“Buyer”), and C.H.U INSURANCE AGENCY, of Boston, Massachusetts with its principal place of business at 56 Kneeland Street, Boston, MA 02111 (“Seller”) and its sole proprietor, ROSE HOM, residing at 384 Parker Street, Newton, MA 02459 (“Owner”).

RECITALS

A.	Seller conducts and operates an insurance agency (the “Business”) in Boston, Massachusetts.

B.	Seller desires to sell and Buyer desires to purchase substantially all of Seller’s assets used in connection with the Business.

C.	Further, Rose Hom agrees to hold Purchaser’s corporation insurance license for three years and assist purchaser to secure carriers’ contracts.

Now, therefore, in consideration of the foregoing recitals and of the mutual covenants and agreements set forth below, the parties agree as follows:

1. Sale and Purchase Obligation. Seller agrees to sell or cause to be sold and Buyer agrees to purchase, for the price and upon the terms and conditions hereinafter provided, the assets, properties and business of Seller described below and all goodwill associated therewith (all of which assets to be acquired being hereinafter collectively referred to as the “Assets”) excluding, however, the assets specified in Section 2. The Assets shall include, without limitation, the following:

a.
Fixed assets, including machinery and equipment, office furniture and equipment, computers and software, as set forth on Schedule 1(a) (the “Fixed Assets”). The Fixed Assets have been inspected by the Buyer and are sold “as is” with no warranties or representations as to condition, except that Seller shall transfer to Buyer the benefit of any warranties from the manufacturer or seller of such furniture and equipment (to the extent assignable);

b.
The customer lists, expiration files, customer account records, underwriting and claim files, together with all usual and customary records used by Seller in connection with the operation of its insurance Business, all as set forth on the schedule of accounts attached hereto as Schedule 1(b) (the “Accounts”);

c.	All contract rights (to the extent assignable) set forth on Schedule 1(c) and as determined by the parties at the closing of the transactions contemplated by this Agreement (the “Closing”);

d.
The right to receive any commissions, including, but not limited to, contingent commissions with respect to loss experience of the current year, with respect to the Accounts, which are paid or payable on or after the Closing Date;

e.
All rights, claims and causes of action that the Seller now has or may have in the future against any insurance company, agent or broker, or any other party, involving the Accounts, including, but not limited to, any such rights, claims and causes of action arising with respect to any covenants not to compete running in favor of the Seller;

f.
All of Seller’s right, title and interest in and to all trade names, trademarks, and service marks, including the name “Integrated Insurance Agency” and “C.H.U. Insurance Agency” and any derivations thereof, trademark and service mark registrations and applications therefor, trade names, logos (whether or not registered or registrable), copyrights and copyright registrations;

g.
All books, records and files and all other written or machine readable data customarily used or referred to by Seller in the operation of the Business, relating to the Assets, including, without limitation, all customer lists (active and inactive) and telephone directories, specifications and other data relating to customer requirements, purchasing and sales records, vendor lists, vendor records and all other similar intangible assets of Seller; and

h.	Such other assets as are set forth on Schedule 1(h).

2. Excluded Assets. Any assets not described above in Section 1 shall not be purchased and sold pursuant to the terms and provisions of this Agreement, including, but not limited to, all corporate minute books, stock ledgers, original stock certificates of Seller and assets identified in Schedule 2.

3. Liabilities.

a.
Assumed by Buyer. Buyer shall, on and after the Closing Date, assume and timely pay, perform or otherwise discharge only the obligations of Seller under those contract rights assumed by Buyer and set forth on Schedule 3 (a) (the “Liabilities”)

b.
Excluded Liabilities. Any obligations or liabilities not specifically assumed in Section 3(a) are not part of the Liabilities and shall not be transferred to or assumed by Buyer under this Agreement. Seller agrees to discharge all such excluded obligations and liabilities when due. Without limiting the foregoing, Buyer shall have no liability with respect to premiums paid to Seller at any time. As long as Seller has not paid all premiums due to insurers or agents and all return premiums due to insureds, it shall hold all moneys received hereunder as trust funds for the payment of such amounts.

c.
Post-Closing Liabilities of Buyer. Buyer shall remain solely responsible for all post-Closing liabilities and obligations incurred by Buyer in connection with its operation of the Business, or assumed by Buyer hereunder, including, but not limited to, liabilities incurred by Buyer after the closing under the trade name “Integrated Insurance Agency” and “C.H.U Insurance Agency” and any derivations thereof. Buyer shall indemnify and hold Seller harmless against any and all claims, costs and expenses Seller may incur as a result of Buyer’s post-Closing liabilities.

4. Purchase Price.

a.
Amount and Payment. The purchase price of the Assets to be purchased hereunder shall be Sixty Thousand Dollars ($60,000.00) (the “Purchase Price”), which shall be paid from the Buyer to the Seller Thirty Seven Thousand Five Hundred Dollars ($37,500) in cash or by check on the Closing Date to be held by Attorney Edward McNelley, Escrow Agent, pursuant to the Escrow Agreement dated September 24, 2002, and another Twenty-Two Thousand Five Hundred Dollars ($22,500), Fifteen Thousand And No/100 ($15,000) of which by Common Stocks, valued at $0.20 per share, of August Financial Holding Company, Inc., one half of which to be issued as soon as the Buyer has enough authorized shares of the Common Stock and no later than December 31, 2002, the other half, together with Seven Thousand Five Hundred And No/l00 ($7,500.00) Dollars in cash, adjusted in proportion to the lower renewal rate and loss rate, if any, as compared with Accounts, at the one year anniversary of the Closing Date.

b.
Apportionment. The consideration to be paid pursuant to this Section 4 shall be allocated on the Closing Date among the asset purchased by Buyer from Seller in the manner set forth in Schedule 4(b) attached hereto. Each of the parties agrees to report this transaction for federal income tax purposes in accordance with such allocation.

c.
Conversion to Stock. At the option of the Seller, the above purchase price may be converted to the common stock of August Financial Holding Company, Inc., the parent company of the Buyer, at the same per share conversion price of its preferred stock currently being offered through a private placement, or $0.20 per share. Such conversion to stock is subject to the approval of the Board of Directors of August Financial Holding Company, Inc. and issuable only upon authorization of additional common stocks by shareholders.

5. Repurchase [This Paragraph Is Intentionally Omitted]

6. Accounts. All Accounts relating to the Business carried on by Seller prior to the Closing Date shall be and by this reference hereby are assigned to Buyer.

7. Seller’s Assistance. For consideration paid, Rose Hom agrees to hold, maintain and obtain the Buyer’s corporate insurance licenses including but not limited to property and casualty, health, home, life and annuity, and to assist, including but not limited to assist the Buyer to set up the insurance agency operations, contract new carriers where needed. This consultancy is for the period of one (1) year.

8. Representations and Warranties of Seller and Owner. In order to induce Buyer to purchase the Assets, Seller and Owner represent, warrant and agree, jointly and severally, that the following are true and correct as of the date hereof, will remain true and correct as of the Closing Date and shall survive the transfer of assets as contemplated herein:

a.
Organization; Good Standing; Authority. Seller has organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has authority to carry on the Business in the Commonwealth of Massachusetts. Seller is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the character of its properties requires qualification.

Seller has the power and authority to enter into, to perform the obligations by Seller under, and to consummate the transactions and other acts contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller and the transfer, conveyance, assignment and delivery of the Assets and the other transactions contemplated in this Agreement will be duly and validly authorized and approved by as of the Closing Date. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms subject to the laws of bankruptcy and applicable equity exceptions. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor the compliance with or fulfillment of the terms and provisions of this Agreement will (i) violate or conflict with any of the provisions of Seller’s agreements with third parties; (ii) violate, conflict with or constitute a breach of or default under the provisions of any governmental permit or license or other such instrument to which Seller is a party or by which Seller is bound; or (iii) require any affirmative approval, consent, authorization or other order, or action of any court, governmental authority or regulatory body, except as specifically contemplated by this Agreement.

b.
Title. Seller has good and marketable title to the Assets, free and clear of all liens, claims, security interests, encumbrances, restrictions or other charges of any kind. No other person, corporation, partnership or other organization owns or has any interest in or to the Assets, or any part thereof. At the closing, Buyer will acquire good, valid and marketable title to all of the Assets, free and clear of all liens, claims, security interests, encumbrances, restrictions or other charges of any kind.

c.
Tax Matters. Seller has filed all tax returns and reports required by law to be filed and all taxes, assessments, fees and other governmental charges and any related penalties and interest have been paid or properly reflected or accrued as liabilities of Seller. No waivers or extensions of the statutory period of limitation within which assessments may be made have been granted with respect to any tax return of Seller. Seller has no reason to believe that deficiencies may be asserted for the current or any prior taxable year.

d.
Prior Commitments or Liens. Except as set forth in Section 3, the Assets are free and clear from all liens, encumbrances and claims, and no person, firm, corporation, partnership, or any other entity has any agreement or option for the purchase, lease or use of any of the Assets. On or prior to the Closing Date, Seller shall satisfy or obtain releases or termination statements for all liens or encumbrances affecting the Assets.

e.
Accounts. All of the Accounts are direct accounts of Seller. No third party has any interest in, to, or any right to share in any commissions with respect to the Accounts. In this connection, all premium have been paid to the account of the subject insurance agency. Certain Profit and Loss and Income Statements prepared and reviewed by Seller’s accountants, Proline Consultants, accurately reflect Seller’s financial conditions as stated.

f.	Personal Property Leased by Seller. Seller does not lease any personal property that will be assumed by Buyer.

g.	Customer List. Schedule 7(g) is a true and correct list of all current customers of Seller.

h.
Litigation and Arbitration. Except as set forth in Schedule 7(h), to the best of Seller’s knowledge after due investigation of all appropriate directors and officers of Seller, there is no litigation, arbitration proceeding or governmental investigation pending or threatened against or relating to Seller or any of the Assets or Seller’s Business as it is presently conducted, or the transactions contemplated by this Agreement. There are no unpaid judgments against the Seller relating to the Assets.

i.	Non-renewal of Accounts. Seller has no knowledge of any specific Account or Accounts that do not intend to renew their insurance.

j.
Permits. To the best of Seller’s knowledge after due investigation, Seller has obtained all necessary governmental permits and licenses in connection with the conduct of the Business as it is presently operated.

k.
Errors and Omissions Insurance. Seller has in effect a policy of errors and omissions insurance issued by an insurer licensed to underwrite such insurance in the Commonwealth of Massachusetts, with an aggregate limit of liability of not less than One Million Dollars ($1,000,000) per occurrence and a deductible of not more than Two Thousand Five Hundred Dollars ($2,500) and Seller will maintain such insurance coverage in effect for a period of not less than thirty six (36) months following the Closing Date by purchasing a so-called “run-off” or “tail” endorsement extending the period within which claims may be made for acts or omissions prior to the date hereof. The cost of such coverage shall be borne exclusively by Seller. Seller shall and hereby does assign all of Seller’s rights under such endorsement to Buyer, including, but not limited to, the right to make claims thereunder relating to the Accounts if Seller fails to promptly make such claims. Seller agrees that if it is unable to obtain, or, at any time during such thirty six (36) month period fails to maintain in force, such endorsement, Buyer may obtain the endorsement on behalf of Seller and shall be entitled reimbursement from Seller for the cost of such endorsement, it being understood that to the extent that Buyer has not yet paid the entire Purchase Price for the Assets, it shall be entitled to offset any obligation to pay such Purchase Price (or portion thereof) by the cost of such endorsement. Seller covenants to cooperate with Buyer in obtaining such endorsement, including, but not limited to, providing any business or other records relating to the Accounts.

l.
Compliance with Laws; Governmental Authorities. To the best of Seller’s knowledge after due investigation, Seller has complied with all material applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any material manner to the Business or operations of Seller. Seller has not received any notice of alleged violation of any such statute, order, rule or regulation.

m.	Agreements. Seller is not a party to any agreement, whether written or oral, which in any manner restricts its right to enter into this Agreement and to carry out the terms and conditions hereof.

n.
Disclosure. To the best knowledge of Seller, no representation or warranty by Seller and no information supplied to Buyer during the due diligence investigation preceding the execution of this Agreement contains any untrue statement of a material fact.

o.
Brokerage Fees. No person or entity acting on Seller’s behalf has any claim for a brokerage commission, finder’s fee or other like payment in connection with this Agreement or the transactions contemplated by this Agreement.

p.
Obligations. Seller has in all material respects performed all obligations required to be performed by it under all leases, contracts, agreements and other commitments to which it is a party which affect the title to or value of the Assets and is not in default of any such lease, contract, agreement or other commitment.

q.
Premiums. All premiums properly payable to insurance companies or general agencies for business written prior to the date hereof have been or will be paid by Seller to such companies or general agencies on or before the date on which they were or will be due.

9. Representations and Warranties of Buyer. In order to induce Seller to sell the Assets, Buyer represents, warrants and agrees, that the following are true and correct as of the date hereof, will remain true and correct as of the Closing Date and shall survive the transfer of assets as contemplated herein;

a.
Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good corporate standing under the laws of the Commonwealth of Massachusetts, has corporate power and authority to carry on its business and to own the properties and assets it now owns in the Commonwealth of Massachusetts. Buyer is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character of its properties requires qualification.

b.
Litigation. To the best of Buyer’s knowledge, there is no litigation or proceedings pending against Buyer before any administrative agency or licensing authority which would have a material adverse effect on Buyer’s financial condition.

c.	Agreement. Buyer is not a party to any agreement, whether written or oral, which in any manner restricts its right to enter into this Agreement and to carry out the terms and conditions hereof.

10. Expenses. Each party shall bear their own fees and expenses incurred in connection with the preparation, negotiation and execution of this Agreement including any brokerage or finders fees. Seller and Buyer shall indemnify and hold each other harmless for any claims arising out of this Section.

11. Contracts. Seller shall assign to Buyer by appropriate instrument all of the contracts identified on Schedule 1(c). The parties agree that they shall jointly be responsible for obtaining the consent of any third party necessary for such assignment. In the event that the parties are unable to obtain any necessary material third party consents, this Agreement shall terminate at Buyer’s discretion without penalty to either party.

12. Conditions Precedent to the Obligations of Buyer.

a.
Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller prior to or at the time of Closing.

b.	Consents and Approvals. Seller shall have obtained all authorizations, consents, waivers, approvals and other action required in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement.

13. Conditions Precedent to the Obligations of Seller.

a.
Consents and Approvals. Buyer shall have obtained all authorizations, consents, waivers, approvals and other action required in connection with the execution, delivery and performance of this Agreement by buyer and the consummation by Seller of the transactions contemplated by this Agreement.

14. Covenants and Obligations of Seller and Owner.

a.
Indemnification. Except for the Liabilities, Seller and Owner agree, jointly and severally, that Seller and Owner will pay, and the Buyer shall be under no obligation to pay when due, and Seller and Owner shall indemnify, defend and hold Buyer harmless from and against any liabilities, obligations, claims, demands, costs or expenses whatsoever including reasonable attorney’s fees and costs, that Buyer may sustain or incur or which Buyer may be threatened relating to Seller’s ownership of the Assets and operation of the Business prior to Closing, including without limitation, the following:

i.
Accrued and unpaid salary, severance pay, if any, expense reimbursements, payroll related taxes, accrued and unpaid vacation pay and benefits or other termination-related payments due employees terminated by Seller prior to the date of Closing and charges, claims or suits brought against Seller by employees or former employees of Seller;

ii.	Tax obligations of Seller and Owner;

iii.
All other liabilities and obligations arising from the acts of Seller or the conduct of Seller’s Business prior to the time of Closing not assumed by Buyer pursuant to the terms of this Agreement, including, but not limited to, claims made against Buyer for premiums and return premiums paid to Seller and for return commissions which have been paid to Seller or were payable to Seller prior to the date hereof; and

iv.
Any breach or any untrue or misrepresented statement of material fact contained in the warranties, representations and agreements set forth in this Agreement or any non-performance of Seller’s obligations arising under this Agreement or in connection with the transactions contemplated by this Agreement.

Buyer shall promptly notify Seller and the Owner in writing of any claims for indemnification. References to “Seller” shall include its successors and assigns for the purposes of this Section 13.

In the event a claim shall be made against Buyer or the Assets due to the actions of Seller for which Seller has agreed to be responsible pursuant to this Section 13, or on account of the breach by Seller of any of the terms and conditions hereof, then upon such written notice to Seller and upon the failure by Seller with ten (10) days from the date of mailing such notice to assume the defense of such claim, Buyer shall be permitted and entitled to defend, settle and pay said claim on its own. The reasonable cost of such defense, judgment, settlement or other compromise thereof shall be charged to, or set off against sums which may be due to Seller hereunder, including any unpaid installment of the Purchase Price.

This indemnification shall survive the Closing of the transactions contemplated by this Agreement.

b.
Covenant Not to Compete. Seller and Owner agree that so long as Buyer is not in default of the payments provided herein, they will not, for a period of three (3) years from the date hereof, solicit or in any way do business with (i) any of the Accounts or any affiliate or subsidiary thereof, (ii) any of Buyer’s current customers, (iii) or own, operate, participate in any capacity as principal or agent, any insurance agency or insurance service. Seller and Owner specifically agree that the above restrictions are necessary to protect the value of the Assets in Buyer’s hands and that such restrictions are reasonable in all of the circumstances of the sale. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Seller and Owner agree that damages are an inadequate remedy for any breach of this provision and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions, without bond or other security, upon any actual or threatened breach of this non-competition provision.

c.
Covenant to Cooperate. Seller covenants to fully cooperate with Buyer in distributing letters on Seller’s stationery to the Accounts announcing the transfer thereof to Buyer. Seller shall also notify the insurance with whom the Accounts have been placed and, if requested by Buyer, assist Buyer in negotiating contracts with such insurance companies. Seller further covenants to accompany Buyer on courtesy visits to such insurance companies.

15. Public Announcements. The parties agree that subsequent to the Closing hereunder, except as otherwise required by law, any and all announcements or other communications (whether made publicly or privately) to any third party, including those insurance companies that the Seller represents as an agent or with which the Seller otherwise transacts business, regarding the transactions contemplated hereby, shall be subject to the approval of all parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed.

16. Mail. The parties agree that any mail addressed to one party which is received by the other party following the Closing Date shall be opened by the recipient and, if in the recipient’s reasonable discretion such mail pertains to the other party’s affairs and not to the recipient’s affairs, such mail shall be immediately forwarded to the other party.

17. General.

a.	Assignment. The rights, duties and privileges of any party shall not be transferred or assigned in whole or in part without the prior written consent of the remaining parties.

b.
Entire Agreement. This Agreement, along with the Employment Agreement and the Service Agreement by and between Buyer and Owner dated as of the date hereof, sets forth the entire agreement among the parties and merges all prior discussions and agreements among them. None of the parties shall be bound by any condition, definition, warranty or representation with respect to any term or condition other than those expressly provided for in this Agreement or as amended by subsequent agreement in writing signed by the parties or a duly authorized officer or representative of the parties to this Agreement.

c.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

d.
Notice. All notices, requests, demands or other communications given under or in connection herewith shall be effective only if in writing and if hand delivered, mailed by certified or registered mail, postage prepaid, return receipt requested, or sent by facsimile with a copy sent by United States first class mail together with proof of transmission, addressed as follows:

Seller and	Rose Hom 56 Kneeland Street Boston, MA 02111 (617) 542-6335

With a copy to:	Edward J. McNelley, Esq.
101 Tremont Street Boston, MA 02108 (617) 423-1501

Buyer:	August Insurance Agency, Inc.

150 Lincoln Street Boston, MA 02111 Attn: Kenny D. Wong, President (617) 542-8888

With a copy to:	Burns & Levinson LLP 125 Summer Street Boston, MA 02110 Attn: Thomas W. Huang, Esq. (617) 345-3000

e.
Invalid Provision. In the event that any provision of this Agreement is held to be invalid or illegal for any reason, such determination shall not effect the remaining provisions which shall be construed and enforced as if such illegal or invalid provision had never been included.

f.	Applicable Law. This Agreement is entered into in Boston, Massachusetts and its interpretation and enforcement shall be subject to and governed by the law of the Commonwealth of Massachusetts.

g.	Pronouns. The singular form denotes the plural and the masculine form denotes the feminine or neuter wherever appropriate.

h.	Descriptive Headings. All section headings, titles and subtitles contained herein are inserted for convenience and reference only and are to be ignored in any construction of the provisions hereof.

i.
Legal Action. In any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and court costs in addition to any other relief to which it may be entitled.

j.
Waiver. Any party may waive any term, condition or requirement under this Agreement or the exhibits hereto which is intended for its own benefit, and any waiver of any term or condition of this Agreement or the exhibits hereto shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof or of the exhibits hereto operate as a waiver of such provision or of any other provision hereof or the exhibits hereto.

k.	Further Assurance. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

l.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. A copy or facsimile of a signature shall be binding upon the signatory as if it were an original signature.

Executed as an instrument under seal as of the date first set forth above.

SELLER:		C.H.U. ISURANCE AGENCY

	By:	Rose Hom, Sole Proprietor

BUYER:		AUGUST INSURANCE AGENCY, INC., a Massachusetts corporation

	By:	Kenny D. Wong, President

OWNER:

Rose Hom, Individually

Schedule 1(a)

Fixed Assets

None.

Schedule 1(b)

Accounts

Attached

Schedule 1(h)

Other Assets

Schedule 1(c)

Contract Rights

Schedule 3(a)

Liabilities

Schedule 4(b)

Apportionment

Schedule 7(b)

Customer List